August 21, 2018

Strategy Shares

36 N. New York Avenue

Huntington, NY 11743

Re:       Strategy Shares, File Nos. 333-170750 and 811-22497

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 35 to the Strategy Shares Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 41 (the “Amendment”) under the Securities Act of 1933, as amended; and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP